EXHIBIT 99.1



                    RYDER SCOTT COMPANY PETROLEUM CONSULTANTS










                            MAINLAND RESOURCES, INC.








                                    ESTIMATED

                           FUTURE RESERVES AND INCOME

                             ATTRIBUTABLE TO CERTAIN

                               LEASEHOLD INTERESTS






                                 SEC PARAMETERS





                                      AS OF

                                FEBRUARY 28, 2009





                                                   /s/ JOSEPH E. BLANKENSHIP
                                                   ____________________________
                                                   Joseph E. Blankenship, P.E.
                                                      TBPE License No. 62093
                                                      Senior Vice President

                            RYDER SCOTT COMPANY, L.P.
                        TBPE Firm Registration No. F-1580



                   RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS


TBPE REGISTERED ENGINEERING FIRM F-1580                       FAX (713) 651-0849
1100 LOUISIANA  SUITE 3800   HOUSTON, TEXAS 77002-5218  TELEPHONE (713) 651-9191




                                                              March 2, 2010




Mainland Resources, Inc.
20333 State Highway 249, Suite 200
Houston, Texas 77070

Gentlemen:

         At your request, we have prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold interests of Mainland Resources, Inc. (Mainland) as of February 28, 2009. The subject property is the Griffith 11-1 well, located in the Holly field, Desoto Parish, Louisiana. The income data were estimated using the Securities and Exchange Commission (SEC) requirements for future price and cost parameters which were in effect as of February 28, 2009. Please note that the SEC requirements, used in this report, are different than the new SEC requirements, which went into effect as of December 31, 2009.

         The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. Hydrocarbon prices in effect at February 28, 2009 were used in the preparation of this report as required by SEC rules; however, actual future prices may vary significantly from February 28, 2009 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.


                                 SEC PARAMETERS
                     Estimated Net Reserves and Income Data
                         Certain Leasehold Interests of
                            MAINLAND RESOURCES, INC.
                             As of February 28, 2009
  ___________________________________________________________________________

                                                   Total Proved
                                                    Developed
                                                    Producing
                                                ___________________
NET REMAINING RESERVES
  Gas - MMCF                                                 1,256

INCOME DATA
  Future Gross Revenue                                  $4,091,960
  Deductions                                             1,653,361
                                                        __________
  Future Net Income (FNI)                               $2,438,599

  Discounted FNI @ 10%                                  $2,167,985





               1200, 530 8TH AVENUE, S.W.CALGARY, ALBERTA T2P 3S8
                      TEL (403) 262-2799 FAX (403) 262-2790

             621 17TH STREET, SUITE 1550DENVER, COLORADO 80293-1501
                     TEL (303) 623-9147 FAX (303) 623-4258

Mainland Resources, Inc.
March 2, 2010
Page 2


         All gas  volumes  are sales gas  expressed  in  millions  of cubic feet
(MMCF) at the official temperature and pressure bases of Louisiana, which are 60 degrees Fahrenheit and 15.025 psi.

         The future gross revenue is after the deduction of production taxes. The deductions comprise the normal direct costs of operating the wells, ad valorem taxes, gathering fees and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Gas reserves account for 100 percent of total future gross revenue.

         The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on the estimated projection of future production and income presented in a later section of this report and in summary form as follows.

                                             Discounted Future Net Income
                                                As of February 28, 2009
                                      __________________________________________
         Discount Rate                                   Total
            Percent                                      Proved
     ____________________                       _____________________

               12                                      $2,122,583
               15                                      $2,058,905
               20                                      $1,963,152
               25                                      $1,878,425

         The results shown above are presented for your information and should not be construed as our estimate of fair market value.

RESERVES INCLUDED IN THIS REPORT

         The PROVED RESERVES included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10
(a) as clarified by subsequent Commission Staff Accounting Bulletins. The definition of proved reserves is included under "Petroleum Reserves Definitions" in this report.

         Various reserve status categories are defined under "Petroleum Reserves Definitions" in this report.

ESTIMATES OF RESERVES

         The reserves in this report were estimated by the performance method. The performance method is based on analysis of various historical data trends. The reserves are based on primary recovery. The reserves are unconventional in nature; they are being produced from the Haynesville Shale. The well is a single lateral horizontal type well.

         The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.


                   RIVER SCOTT COMPANY PETROLEUM CONSULTANTS

Mainland Resources, Inc.
March 2, 2010
Page 3


FUTURE PRODUCTION RATES

         Initial production rate is based on the current producing rate. The current decline trend was used as the basis for estimating future production rates.

         The future production rates may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies.

HYDROCARBON PRICES

         In accordance with FASB Statement No. 69, February 28, 2009 market prices were determined using the daily gas sales price ("spot price") adjusted for gas gathering hub and wellhead price differences (e.g. grade, transportation, and gravity) as appropriate. Also in accordance with SEC and FASB specifications, changes in market prices subsequent to February 28, 2009 were not considered in this report.

         The effects of derivative instruments designated as price hedges of gas quantities were not considered or included in this report.

COSTS

         Operating costs for the well in this report are based on the operating expense reports of Mainland and include only those costs directly applicable to the well. Operating costs for this non-operated property include the COPAS overhead costs allocated directly to the well under terms of the operating agreement. No deduction was made for loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the well.

         The estimated net cost of abandonment after salvage was included for this property. The estimates of the net abandonment costs furnished by Mainland were accepted without independent verification.

         Current costs were held constant throughout the life of the properties.

GENERAL

         Table 1 presents our estimated projection of production and income by years beginning March 1, 2009.

         While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

         The estimates of reserves presented herein were based upon a detailed study of the property in which Mainland owns an interest; however, we have not made any field examination of the property. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Mainland has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Mainland were accepted without independent verification. Please note that although this report is issued on March 2, 2010,


                   RIVER SCOTT COMPANY PETROLEUM CONSULTANTS at Mainland's request, the estimates presented in this report are based only on data available through March 2009.

         Neither we nor any of our employees have any interest in the subject property and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject property.

         This report was prepared for the exclusive use and sole benefit of Mainland Resources, Inc. and may not be put to other use without our prior written consent for such use. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.


                                           Very truly yours,

                                           RYDER SCOTT COMPANY, L.P.
                                           TBPE Firm Registration No. F-1580



                                           /s/ JOSEPH E. BLANKENSHIP

                                           Joseph E. Blankenship, P.E.
                                           TBPE License No. 62093
                                           Senior Vice President

                                           [STATE SEAL - STATE OF TEXAS
                                            PROFESSIONAL ENGINEERING]
JEB/sm

                         PETROLEUM RESERVES DEFINITIONS

                       SECURITIES AND EXCHANGE COMMISSION



INTRODUCTION

         Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. It should be noted that Securities and Exchange Commission Regulation S-K prohibits the disclosure of estimated quantities of probable or possible reserves of oil and gas and any estimated value thereof in any documents publicly filed with the Commission.

         Reserves estimates will generally be revised as additional geologic or engineering data become available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage or processing losses if required for financial reporting.

         Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.


PROVED RESERVES  (SEC DEFINITIONS)

         Securities and Exchange  Commission  Regulation S-X Rule 4-10 paragraph
(a) defines proved reserves as follows:

PROVED OIL AND GAS RESERVES. PROVED OIL AND GAS RESERVES ARE THE ESTIMATED QUANTITIES OF CRUDE OIL, NATURAL GAS, AND NATURAL GAS LIQUIDS WHICH GEOLOGICAL AND ENGINEERING DATA DEMONSTRATE WITH REASONABLE CERTAINTY TO BE RECOVERABLE IN FUTURE YEARS FROM KNOWN RESERVOIRS UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS, I.E., PRICES AND COSTS AS OF THE DATE THE ESTIMATE IS MADE. PRICES INCLUDE CONSIDERATION OF CHANGES IN EXISTING PRICES PROVIDED ONLY BY CONTRACTUAL ARRANGEMENTS, BUT NOT ON ESCALATIONS BASED UPON FUTURE CONDITIONS.

       (I) RESERVOIRS ARE CONSIDERED PROVED IF ECONOMIC PRODUCIBILITY IS SUPPORTED BY EITHER ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TEST. THE AREA OF A RESERVOIR CONSIDERED PROVED INCLUDES:

              (A) THAT PORTION DELINEATED BY DRILLING AND DEFINED BY GAS-OIL AND/OR OIL-WATER CONTACTS, IF ANY; AND

PETROLEUM RESERVES DEFINITIONS
Page 2



              (B) THE IMMEDIATELY ADJOINING PORTIONS NOT YET DRILLED, BUT WHICH CAN BE REASONABLY JUDGED AS ECONOMICALLY PRODUCTIVE ON THE BASIS OF AVAILABLE GEOLOGICAL AND ENGINEERING DATA. IN THE ABSENCE OF INFORMATION ON FLUID CONTACTS, THE LOWEST KNOWN STRUCTURAL OCCURRENCE OF HYDROCARBONS CONTROLS THE LOWER PROVED LIMIT OF THE RESERVOIR.

       (II) RESERVES WHICH CAN BE PRODUCED ECONOMICALLY THROUGH APPLICATION OF IMPROVED RECOVERY TECHNIQUES (SUCH AS FLUID INJECTION) ARE INCLUDED IN THE "PROVED" CLASSIFICATION WHEN SUCCESSFUL TESTING BY A PILOT PROJECT, OR THE OPERATION OF AN INSTALLED PROGRAM IN THE RESERVOIR, PROVIDES SUPPORT FOR THE ENGINEERING ANALYSIS ON WHICH THE PROJECT OR PROGRAM WAS BASED.

       (III) ESTIMATES OF PROVED RESERVES DO NOT INCLUDE THE FOLLOWING:

              (A) OIL THAT MAY BECOME AVAILABLE FROM KNOWN RESERVOIRS BUT IS CLASSIFIED SEPARATELY AS "INDICATED ADDITIONAL RESERVES";

              (B) CRUDE OIL, NATURAL GAS, AND NATURAL GAS LIQUIDS, THE RECOVERY OF WHICH IS SUBJECT TO REASONABLE DOUBT BECAUSE OF UNCERTAINTY AS TO GEOLOGY, RESERVOIR CHARACTERISTICS, OR ECONOMIC FACTORS;

              (C) CRUDE OIL, NATURAL GAS, AND NATURAL GAS LIQUIDS, THAT MAY OCCUR IN UNDRILLED PROSPECTS; AND

              (D) CRUDE OIL, NATURAL GAS, AND NATURAL GAS LIQUIDS, THAT MAY BE RECOVERED FROM OIL SHALES, COAL, GILSONITE AND OTHER SUCH SOURCES.

PROVED DEVELOPED OIL AND GAS RESERVES. PROVED DEVELOPED OIL AND GAS RESERVES ARE RESERVES THAT CAN BE EXPECTED TO BE RECOVERED THROUGH EXISTING WELLS WITH EXISTING EQUIPMENT AND OPERATING METHODS. ADDITIONAL OIL AND GAS EXPECTED TO BE OBTAINED THROUGH THE APPLICATION OF FLUID INJECTION OR OTHER IMPROVED RECOVERY TECHNIQUES FOR SUPPLEMENTING THE NATURAL FORCES AND MECHANISMS OF PRIMARY RECOVERY SHOULD BE INCLUDED AS "PROVED DEVELOPED RESERVES" ONLY AFTER TESTING BY A PILOT PROJECT OR AFTER THE OPERATION OF AN INSTALLED PROGRAM HAS CONFIRMED THROUGH PRODUCTION RESPONSE THAT INCREASED RECOVERY WILL BE ACHIEVED.

PROVED UNDEVELOPED RESERVES. PROVED UNDEVELOPED OIL AND GAS RESERVES ARE RESERVES THAT ARE EXPECTED TO BE RECOVERED FROM NEW WELLS ON UNDRILLED ACREAGE, OR FROM EXISTING WELLS WHERE A RELATIVELY MAJOR EXPENDITURE IS REQUIRED FOR RECOMPLETION. RESERVES ON UNDRILLED ACREAGE SHALL BE LIMITED TO THOSE DRILLING UNITS OFFSETTING PRODUCTIVE UNITS THAT ARE REASONABLY CERTAIN OF PRODUCTION WHEN DRILLED. PROVED RESERVES FOR OTHER UNDRILLED UNITS CAN BE CLAIMED ONLY WHERE IT CAN BE DEMONSTRATED WITH CERTAINTY THAT THERE IS CONTINUITY OF PRODUCTION FROM THE EXISTING PRODUCTIVE FORMATION. UNDER NO CIRCUMSTANCES SHOULD ESTIMATES FOR PROVED UNDEVELOPED RESERVES BE ATTRIBUTABLE TO ANY ACREAGE FOR WHICH AN
APPLICATION OF FLUID INJECTION OR OTHER IMPROVED RECOVERY TECHNIQUE IS CONTEMPLATED, UNLESS SUCH TECHNIQUES HAVE BEEN PROVED EFFECTIVE BY ACTUAL TESTS IN THE AREA AND IN THE SAME RESERVOIR.

         Certain  Staff  Accounting   Bulletins  published   subsequent  to  the
promulgation of Regulation S-X have dealt with matters relating to the application of financial accounting and disclosure rules for oil and gas producing activities. In particular, the following interpretations extracted from Staff Accounting Bulletins set forth the Commission staff's view on specific questions pertaining to proved oil and gas reserves.

PETROLEUM RESERVES DEFINITIONS
Page 3


         ECONOMIC PRODUCIBILITY OF ESTIMATED PROVED RESERVES CAN BE SUPPORTED TO THE SATISFACTION OF THE OFFICE OF ENGINEERING IF GEOLOGICAL AND ENGINEERING DATA DEMONSTRATE WITH REASONABLE CERTAINTY THAT THOSE RESERVES CAN BE RECOVERED IN FUTURE YEARS UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. THE RELATIVE IMPORTANCE OF THE MANY PIECES OF GEOLOGICAL AND ENGINEERING DATA WHICH SHOULD BE EVALUATED WHEN CLASSIFYING RESERVES CANNOT BE IDENTIFIED IN ADVANCE. IN CERTAIN INSTANCES, PROVED RESERVES MAY BE ASSIGNED TO RESERVOIRS ON THE BASIS OF A COMBINATION OF ELECTRICAL AND OTHER TYPE LOGS AND CORE ANALYSES WHICH INDICATE THE RESERVOIRS ARE ANALOGOUS TO SIMILAR RESERVOIRS IN THE SAME FIELD WHICH ARE PRODUCING OR HAVE DEMONSTRATED THE ABILITY TO PRODUCE ON A FORMATION TEST. (EXTRACTED FROM SAB-35)

         IN DETERMINING WHETHER "PROVED UNDEVELOPED RESERVES" ENCOMPASS ACREAGE ON WHICH FLUID INJECTION (OR OTHER IMPROVED RECOVERY TECHNIQUE) IS CONTEMPLATED, IS IT APPROPRIATE TO DISTINGUISH BETWEEN (I) FLUID INJECTION USED FOR PRESSURE MAINTENANCE DURING THE EARLY LIFE OF A FIELD AND (II) FLUID INJECTION USED TO EFFECT SECONDARY RECOVERY WHEN A FIELD IS IN THE LATE STAGES OF DEPLETION? ... THE OFFICE OF ENGINEERING BELIEVES THAT THE DISTINCTION IDENTIFIED IN THE ABOVE QUESTION MAY BE APPROPRIATE IN A FEW LIMITED CIRCUMSTANCES, SUCH AS IN THE CASE OF CERTAIN FIELDS IN THE NORTH SEA. THE STAFF WILL REVIEW ESTIMATES OF PROVED RESERVES ATTRIBUTABLE TO FLUID INJECTION IN THE LIGHT OF THE STRENGTH OF THE EVIDENCE PRESENTED BY THE REGISTRANT IN SUPPORT OF A CONTENTION THAT ENHANCED RECOVERY WILL BE ACHIEVED. (EXTRACTED FROM SAB-35)

         COMPANIES SHOULD REPORT RESERVES OF NATURAL GAS LIQUIDS WHICH ARE NET TO THEIR LEASEHOLD INTEREST, I.E., THAT PORTION RECOVERED IN A PROCESSING PLANT AND ALLOCATED TO THE LEASEHOLD INTEREST. IT MAY BE APPROPRIATE IN THE CASE OF NATURAL GAS LIQUIDS NOT CLEARLY ATTRIBUTABLE TO LEASEHOLD INTERESTS OWNERSHIP TO FOLLOW INSTRUCTION (B) OF ITEM 2(B)(3) OF REGULATION S-K AND REPORT SUCH RESERVES SEPARATELY AND DESCRIBE THE NATURE OF THE OWNERSHIP. (EXTRACTED FROM SAB-35)

         THE STAFF BELIEVES THAT SINCE COALBED METHANE GAS CAN BE RECOVERED FROM COAL IN ITS NATURAL AND ORIGINAL LOCATION, IT SHOULD BE INCLUDED IN PROVED RESERVES, PROVIDED THAT IT COMPLIES IN ALL OTHER RESPECTS WITH THE DEFINITION OF PROVED OIL AND GAS RESERVES AS SPECIFIED IN RULE 4-10(A)(2) INCLUDING THE REQUIREMENT THAT METHANE PRODUCTION BE ECONOMICAL AT CURRENT PRICES, COSTS, (NET OF THE TAX CREDIT) AND EXISTING OPERATING CONDITIONS. (EXTRACTED FROM SAB-85)

         Statements in Staff Accounting Bulletins are not rules or interpretations of the Commission nor are they published as bearing the Commission's official approval; they represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.


SUB-CATEGORIZATION OF DEVELOPED RESERVES  (SPE/WPC DEFINITIONS)

         In accordance with guidelines adopted by the Society of Petroleum Engineers (SPE) and the World Petroleum Congress (WPC), developed reserves may be sub-categorized as producing or non-producing.

PRODUCING. Reserves sub-categorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

PETROLEUM RESERVES DEFINITIONS
Page 4


NON-PRODUCING. Reserves sub-categorized as non-producing include shut-in and behind pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in awaiting pipeline connections or as a result of a market interruption, or (3) wells not capable of production for mechanical reasons. Behind pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS

TBPE FIRM LIC. NO. F-1580                                                TABLE 1

                            MAINLAND RESOURCES, INC.
                      ESTIMATED FUTURE RESERVES AND INCOME
                   ATTRIBUTABLE TO CERTAIN LEASEHOLD INTERESTS
                                (SEC PARAMETERS)
                             AS OF FEBRUARY 28, 2009


HOLLY FIELD, DESOTO PARISH, LOUISIANA                                                                    GAS LEASE
PETROHAWK - OPERATOR      S11-T13N-R14W                                                                  PROVED
GRIFFITH 11-1      (HAYNESVILLE SHALE)      API #17031244560000                                          PRODUCING

                                 REVENUE INTEREST                PRODUCT PRICES
                         ________________________________    _________________________________            DISCOUNTED
               Expense      Oil/       Plant                 Oil/Cond   Plt. Prod.      Gas            FUTURE NET INCOME - $
              Interest   Condensate  Products     Gas           ($bbl)   ($bbl)       ($/Mcf)          COMPOUNDED MONTHLY
            __________   __________  __________ __________   __________ __________  __________         ______________________
INITIAL     0.40000000                          0.30000000                                3.55          10.00%    2,167,985
FINAL       0.40000000                          0.30000000                                3.55          12.00%    2,122,583
                                                                                                        15.00%    2,058,905
                                                                                                        20.00%    1,963,152
                                                                                                        25.00%    1,878,425

REMARKS HORIZONTAL WELL WITH 12 STAGE FRAC - GAS SALES BEGAN 1/29/2009 SINGLE LATERAL - APPROXIMATELY 5000 FT LENGTH
         4,054 FT OF LATERAL PERF'ED  (12,099 - 16,153'MD)
         OTHER DEDUCTIONS ARE GATHERING FEES


                   ESTIMATED 8/8THS PRODUCTION              COMPANY NET PRODUCTION                      AVERAGE PRICES
                __________________________________  ________________________________________  _________________________________
       Number   Oil/Cond.  Plant Products    Gas    Oil/Cond.   Plant Procuts  Sales Gas (A)   Oil/Cond.    Plt Prod.     Gas
Year  of Wells  (Barrels)     (Barrels)     (MMcf)  (Barrels)      (Barrels)       (MMcf)       ($/bbl)     ($/bbl)     ($Mcf)
____  ________  _________  ______________  _______  _________  ______________  _____________  ___________   _________   _______
2009    1               0               0    1,872          0               0            550         0.00        0.00      3.55
2010    1               0               0      754          0               0            222         0.00        0.00      3.55
2011    1               0               0      445          0               0            131         0.00        0.00      3.55
2012    1               0               0      318          0               0             93         0.00        0.00      3.55
2013    1               0               0      246          0               0             72         0.00        0.00      3.55
2014    1               0               0      202          0               0             59         0.00        0.00      3.55
2015    1               0               0      171          0               0             50         0.00        0.00      3.55
2016    1               0               0      148          0               0             44         0.00        0.00      3.55
2017    1               0               0      115          0               0             34         0.00        0.00      3.55
2018    0               0               0        0          0               0              0         0.00        0.00      3.55


Sub-Total               0               0    4,271          0               0          1,256         0.00        0.00      3.55
Remainder               0               0        0          0               0              0         0.00        0.00      0.00
Total Future            0               0    4,271          0               0          1,256         0.00        0.00      3.55

Cumulative              0               0      437          0               (A) NET GAS VOLUMES ACCOUNT FOR SURFACE LOSSES,
Ultimate                0               0    4,708          0               SHRINKAGE = 2.00%




                        COMPANY FUTURE GROSS REVENUE (FGR) - $                         PRODUCTION TAXES - $
     __________________________________________________________________________  ______________________________________  FGR AFTER
           From                From           From                                    Oil/      Plant Prod./             PRODUCTION
Year   Oil/Condensate     Plant Products       Gas      Other       Total          Condensate      Other        Gas      TAXES - $
____ ___________________  ______________  __________  _________  ______________  _____________  ___________   _________  __________
2009                   0               0   1,953,303          0       1,953,303              0            0     160,138   1,793,165
2010                   0               0     787,113          0         787,113              0            0      64,530     722,582
2011                   0               0     464,768          0         464,768              0            0      38,103     426,665
2012                   0               0     331,811          0         331,811              0            0      27,203     304,608
2013                   0               0     257,154          0         257,154              0            0      21,082     236,072
2014                   0               0     210,426          0         210,426              0            0      17,251     193,174
2015                   0               0     178,102          0         178,102              0            0      14,601     163,500
2016                   0               0     154,798          0         154,798              0            0      12,691     142,107
2017                   0               0     119,918          0         119,918              0            0       9,831     110,087
2018                   0               0           0          0               0              0            0           0           0


Sub-Total              0               0   4,457,391          0       4,457,391              0            0     365,432   4,091,960
Remainder              0               0           0          0               0              0            0           0           0
Total Future           0               0   4,457,391          0       4,457,391              0            0     365,432   4,091,960




                                     DEDUCTIONS - $                                FUTURE NET INCOME BEFORE TAXES - $
     __________________________________________________________________________  ________________________________________
                                                                                        Undiscounted
       Operating           Ad Valorem     Development                            __________________________  Discounted
Year     Costs               Taxes           Costs      Other         Toal         Annual       Cumulative     @ 10.00%
____ ___________________  ______________  __________  _________  ______________  _____________  ___________   _________
2009              80,000          19,533           0    336,920         436,453      1,356,711    1,356,711   1,316,846
2010              96,000           7,871           0    135,767         239,638        482,944    1,839,656     425,656
2011              96,000           4,648           0     80,167         180,814        245,850    2,085,506     195,748
2012              96,000           3,318           0     57,233         156,551        148,056    2,233,563     106,629
2013              96,000           2,572           0     44,356         142,927         93,144    2,326,707      60,699
2014              96,000           2,104           0     36,296         134,400         58,774    2,385,481      34,677
2015              96,000           1,781           0     30,720         128,501         34,999    2,420,480      18,704
2016              96,000           1,548           0     26,701         124,249         17,858    2,438,338       8,658
2017              83,943           1,199           0     20,684         105,826          4,261    2,442,599       1,890
2018                   0               0       4,000          0           4,000         -4,000    2,438,599      -1,521


Sub-Total        835,943          44,574       4,000    768,844       1,653,361      2,438,599                2,167,985
Remainder              0               0           0          0               0              0    2,438,599           0
Total Future     835,943          44,574       4,000    768,844       1,653,361      2,438,599                2,167,985


Life of evaluation is 8.71 years.
Final production rate: 10.418 MMcf/month

       These data are part of a Ryder Scott report and are subject to the conditions in the text of the report